Exhibit 99.2

Media Contact:	Investor Contact:
Eliza Schleifstein	Greg S. Lea
Argot Partners	Chief Financial Officer
917-763-8106	EnteroMedics Inc.
eliza@argotpartners.com	(651) 789-2860
glea@enteromedics.com

EnteroMedics Announces Closing of $6.25 Million Third Tranche of

Previously-Announced Convertible Notes Offering

ST. PAUL, Minnesota, May 3, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that the third tranche of the $25 million Senior Amortizing Convertible Notes (the “Notes”) offering announced on November 5, 2015, has closed, for proceeds of $6.25 million. Prior to this most recent closing, EnteroMedics received $12.5 million in proceeds under the agreement. The original securities purchase agreement, which consisted of three tranches, has been amended to allow for a fourth tranche of $6.25 Million. This final tranche must be drawn or waived on or prior to August 15, 2016. The Company intends to use the net proceeds from this offering to continue its commercialization efforts for the Maestro Rechargeable System, for clinical and product development activities and for other working capital and general corporate purposes.

“Drawing of the third tranche of this offering provides the Company with added flexibility as we execute on a focused, direct-to-patient marketing strategy and work toward reimbursement and coverage goals that will further drive the commercial potential of vBloc Therapy,” said Greg Lea, Senior Vice President, Chief Financial Officer and Chief Compliance Officer. “By amending the agreement to provide for four funding tranches, we are also better able to align our capital needs with our issuance of additional shares.”

The Notes are payable in monthly installments, accrue interest at a rate of 7.0% per annum from the date of issuance and will mature 24 months after the initial closing of the offering. At each monthly installment date, the Notes may be repaid, at the Company’s election, in either cash or shares of the Company’s common stock at a discount to the then-current market price. The Notes are also convertible from time to time, at the election of the holders, into shares of the Company’s common stock at an initial conversion price of $4.35 per share (split adjusted) which adjusted upon issuance to $1.09 per share due to the reverse stock split in January 2016 per the terms of the Notes. Additionally, in connection with each issuance of the Notes, the Company will also issue to the investors warrants to purchase a certain number of shares of common stock equal to approximately 30% of the number of shares that would be issued if the principal were converted. The warrants are callable under certain circumstances.

Northland Securities, Inc. acted as exclusive placement agent for the offering.

The securities were offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-195855) and a second registration statement on Form S-3 (File No. 333-205353), which were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) as of May 22, 2014 and June 30, 2015, respectively. A prospectus supplement and accompanying base prospectus relating to the offering may be obtained at the SEC’s website, http://www.sec.gov or by contacting Northland Securities, Inc. at 45 South Seventh Street, Suite 2000, Minneapolis, MN 55402, or by calling toll free 800-851-2920, or by e-mail at apafko@northlandcapitalmarkets.com.

This news release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. The shares of common stock and warrants may only be offered by means of a prospectus.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience-based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.